Exhibit 6

FORM OF IRREVOCABLE PROXY TO VOTE STOCK OF

CENTURY ALUMINUM COMPANY

March 24, 2023

Each of the undersigned, currently a direct or indirect stockholder (each, a “Stockholder”) of Century Aluminum Company, a Delaware corporation (the “Company”), hereby irrevocably appoints the Chief Accounting Officer of the Company and the Treasurer of the Company, for so long as they remain in their respective office, their respective successors in office, or any of them, severally, as the sole and exclusive proxies of such Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that such Stockholder is entitled to do so, and subject to the limitations set forth below) with respect to all of the shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) that now are or hereafter may be owned by such Stockholder and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively with respect to all of the Stockholders, the “Shares”), all of which Shares the Stockholders undertake to the proxies named above will be held of record directly on the books of the Company by one of the Stockholders. Upon such Stockholder’s execution of this Proxy, any and all prior proxies given by such Stockholder with respect to any Shares are hereby revoked and such Stockholder agrees not to grant any subsequent proxies with respect to the Shares that will become effective prior to the earlier of (i) such time as the Stockholder shall have received any necessary regulatory approval from any relevant competition authorities, as advised by counsel in form satisfactory to the Stockholder, permitting the Stockholder to exercise control over the Company, (ii) such time as the Stockholder shall have received an opinion of counsel in form satisfactory to the Stockholder that, without giving effect to this Proxy, the Stockholder would not have control over the Company, and (iii) the fifth anniversary of the date hereof (the “Expiration Date”).

This Irrevocable Proxy is coupled with an interest and is irrevocable until the Expiration Date, upon which date this Irrevocable Proxy shall terminate, but until such date, it shall remain in full force and effect.

The proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Date, to act as such Stockholder’s proxy to vote, and consent with respect to, the Shares at every annual and special meeting of the stockholders of the Company, including adjourned or postponed meetings (each a “Meeting”) and on any matters submitted to such Stockholder for its written consent, but only in accordance with the written instructions of such Stockholder and to vote on and consent to no other matter.

On each matter submitted to stockholders of the Company, the proxies named above shall vote or consent with respect to the number of Shares that, when added to the number of additional shares of Common Stock not owned of record by any Stockholder or any of its affiliates but for which any Stockholder or any of its affiliates has or shares the right or power to vote or direct the vote at such time, as so identified in the most recently available Amendment to Schedule 13D filed by a Stockholder with the Securities and Exchange Commission (the “Additional Shares”), unless the Stockholders identify to the proxies named above, and provide supporting documentation for, a different number of additional shares, in which case such different number shall be used for the Additional Shares, will be as close as is practical to, but that will not exceed, one share less than 50% of the votes cast at the Meeting or the shares for which consents are given, as applicable (including, in each case, votes to be cast or consents to be given, as applicable, in respect of the Shares), in respect of each matter submitted to stockholders. The Shares respectively owned of record, and the Additional Shares, as of the date of this Proxy are listed beneath each Stockholder’s signature on the signatory page of this Proxy.

No authority conferred by this Irrevocable Proxy shall be revoked by the Stockholder or by operation of law, whether by dissolution or liquidation of the Stockholder or occurrence of any other event.

IN WITNESS WHEREOF, the Stockholder has executed this Irrevocable Proxy as of the date first written above.

GLENCORE AG

By:	/s/ Corinne Meland	/s/ Martin Haring
Name:	Corinne Meland	Martin Haring
Title:	Officer	Director

Shares owned of record: 12,120,489[1]
Additional Shares for which the Stockholder or
its affiliates have or share voting rights: None

GLENCORE International AG

By:	/s/ John Burton	/s/ Peter Friedli
Name:	John Burton	Peter Friedli
Title:	Director	Officer

Shares owned of record: 27,500,000
Additional Shares for which the Stockholder or
its affiliates have or share voting rights: None

GLENCORE plc

By:	/s/ John Burton
Name:	John Burton
Title:	Company Secretary

Shares owned of record: None
Additional Shares for which the Stockholder or its affiliates have or share voting rights: None

1 Does not include 5,385,458 Shares issuable upon conversion of 53,854.58 shares of Series A Preferred Stock owned of record by the Stockholder. The Series A Preferred Stock is convertible into shares of the Company’s common stock, at a rate of 100 shares of common stock per share of preferred stock, from time to time if and as the percentage of common shares owned by Stockholder decrease, in order to restore Stockholder’s pre-dilution percentage ownership.